UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2009
GOODRICH CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-892	34-0252680

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Coliseum Centre 2730 West Tyvola Road Charlotte, North Carolina	28217

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 423-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 15, 2009, the Board of Directors of Goodrich Corporation (“Goodrich”) adopted the Goodrich Corporation Voluntary Separation Plan (the “Plan”), which is designed to give the Company flexibility in offering a voluntary severance program on an as-needed basis. Under the Plan, the Company or one of its business units may offer a voluntary severance program based on objective business-related reasons to employees who meet pre-established eligibility criteria during a defined window period. If the Company offered a voluntary severance program under the Plan, it is possible that one or more of the named executive officers would be eligible employees. In such case, and if the named executive officer chooses to participate in the program and such election is accepted by the Company, the electing named executive officer would be entitled to a cash payment based on (i) the employee’s number of years of continuous service with the Company and (ii) the employee’s weekly base pay; however, the cash payment would not be less than 4 weeks’ and not more than 52 weeks’ base pay. In addition, the Plan provides that all participating employees, including the named executive officers, would be entitled to six months of COBRA continuation coverage at active employee rates and the right to continue company-paid life insurance for a period of six months. The description of the Plan set forth herein is qualified in its entirety by reference to the Plan filed as Exhibit 10.1 hereto and incorporated by reference herein.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 10.1	Goodrich Corporation Voluntary Separation Plan
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION (Registrant)
Date: September 21, 2009	By:	/s/ Vincent M. Lichtenberger
Vincent M. Lichtenberger
Assistant Secretary

Exhibit Index
Exhibit 10.1	Goodrich Corporation Voluntary Separation Plan

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